Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF LAZYDAYS HOLDINGS, INC.

Lazydays Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on March 15, 2018 (the “Certificate of Incorporation”).

2. Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 505,000,000, of which 500,000,000 shares shall be Common Stock of the par value of $0.0001 per share (“Common Stock”) and 5,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share (“Preferred Stock”).

3. This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Ronald K. Fleming, its Interim Chief Executive Officer, on December 26, 2024.

By	/s/ Ronald K. Fleming
Ronald K. Fleming
Interim Chief Executive Officer